EXHIBIT 99.1

Bank of Marin Bancorp

FOR IMMEDIATE RELEASE

MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS BALANCE SHEET REPOSITIONING, LOAN AND DEPOSIT GROWTH, AND IMPROVED ASSET QUALITY

NOVATO, CA, January 26, 2026 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," today announced that during the fourth quarter, near-record loan originations drove improved loan growth, asset quality strengthened, and net interest margin expanded due to both deposit cost reductions and our recent balance sheet repositioning. While the repositioning is expected to drive further margin expansion in 2026, as previously disclosed and as part of the repositioning, the Company incurred losses on the sale of securities during the fourth quarter, which resulted in a quarterly loss of $39.5 million. This compared to net income of $7.5 million for the third quarter of 2025. Diluted loss per share was $2.49 for the fourth quarter of 2025, compared to earnings per share of $0.47 for the prior quarter. The fourth quarter pre-tax losses on the sale of securities were $69.5 million.

Net loss for the year ended December 31, 2025 totaled $35.7 million compared to a net loss of $8.4 million for the year ended December 31, 2024. Results for the years ended December 31, 2025 and 2024 include pre-tax losses on the sale of securities of $88.2 million and $32.5 million, respectively.

On a non-GAAP basis, excluding the losses on sale of securities noted above, net income was $9.4 million for the fourth quarter, a 25% increase, and diluted earnings per share was $0.59, a 26% increase compared to the prior quarter. Non-GAAP net income for the year was $26.5 million, compared to net income of $14.5 million in the prior year, an 82% increase.

Comparable (non-GAAP) Excluding Loss on Sale of Securities

(in thousands, except per share amounts; unaudited)	Three months ended December 31, 2025	Three months ended September 30, 2025	% Chg	Year ended December 31, 2025	Year ended December 31, 2024	% Chg
Pre-tax, pre-provision net (loss) income						
Pre-tax, pre-provision net (loss) income (GAAP)	$ (56,890)	$ 9,610	(692)%	$ (51,923)	$ (8,518)	510 %
Comparable pre-tax, pre-provision net income (non-GAAP)	12,576	9,610	31 %	36,279	24,023	51 %
Net (loss) income						
Net (loss) income (GAAP)	(39,541)	7,526	(625)%	(35,675)	(8,409)	324 %
Comparable net income (non-GAAP)	9,391	7,526	25 %	26,454	14,513	82 %
Diluted (loss) earnings per share						
Diluted (loss) earnings per share (GAAP)	(2.49)	0.47	(630)%	(2.24)	(0.52)	331 %
Comparable diluted earnings per share (non-GAAP)	0.59	0.47	26 %	1.66	0.90	84 %

See complete Reconciliation of GAAP and Non-GAAP Financial Measures below

Related non-GAAP tax benefit calculated using blended statutory rate of 29.5636%

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the fourth quarter 2025 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin's website at www.bankofmarin.com. under "Investor Relations."

"We are excited to announce another quarter of positive trends in loan originations, deposit balances and pricing, net interest margin, and credit quality," said Tim Myers, President and Chief Executive Officer. "Quarterly loan production excluding PPP loans was the highest since 4Q 2015, resulting in record annual volume of $273 million. We executed on a balance sheet repositioning in Q4 that contributed to NIM improvement of 0.24% for the quarter and non-GAAP net income for 2025 that was 82% higher than the prior year.

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"Our proactive approach to risk management resulted in continued improvement in classified loans, non-accruals, and delinquencies. Given the timing of loan originations in Q4 and further benefits from the balance sheet repositioning, we anticipate the positive earnings trends will continue into subsequent quarters."

Bancorp also provided the following highlights for the fourth quarter ended December 31, 2025:

- Loans increased by $30.5 million, or 5.84% annualized, for the fourth quarter. The growth was spread across multiple geographic regions in Northern California and primarily within the commercial and commercial real estate sectors.

- Deposits increased by $33.0 million, or 3.88% annualized, for the fourth quarter with non-interest bearing deposits making up 43.7% of total deposits as of December 31, 2025, an improvement from 43.1% in the prior quarter. Through the Bank's continued prudent deposit cost reductions, the average cost of deposits and interest-bearing deposits decreased by 10 and 12 basis points to 1.19% and 2.12%, respectively, during the fourth quarter.

- As part of its continued strategy to improve core earnings, as previously disclosed, the Bank completed its balance sheet repositioning during the fourth quarter. In the repositioning, the Bank: a) reclassified its entire held-to-maturity ("HTM") securities portfolio with a book value of $816.6 million into available-for-sale ("AFS"); b) sold AFS securities with a book value of $593.2 million, resulting in a pre-tax loss of $69.5 million; c) redeployed securities sale proceeds with a reinvestment rate of 4.26% and; d) replenished capital ratios through the issuance of $45.0 million of subordinated debt by Bancorp with a portion of the funds downstreamed to the Bank. The notes have an initial coupon of 6.75%. The repositioning was executed in the second half of November and is expected to provide a 25 basis point increase in annualized net interest margin and $0.40 of annual earnings per share accretion.

- The fourth quarter tax-equivalent net interest margin improved 24 basis points over the preceding quarter to 3.32% from 3.08% due to higher securities income from the fourth quarter repositioning, increases in loan balance and yields, and reductions in deposit costs. These were partially offset by a lower yield on interest-earning deposits with banks as well as interest expense on subordinated notes.

- Adjusted for losses from the fourth quarter balance sheet repositioning, fourth quarter return on average assets ("ROA") and return on average equity ("ROE") were 0.95% and 8.74% (non-GAAP), respectively, both of which were improvements compared to 0.78% and 6.79%, respectively, in the prior quarter. See Reconciliation of GAAP and Non-GAAP Financial Measures below.

Comparable (non-GAAP) Excluding Loss on Sale of Securities

	Three months ended			Year ended	
(in thousands, except per share amounts; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Return on average assets					
Average assets	$3,926,118	$3,828,876	$3,769,599	$3,805,821	$3,773,882
Return on average assets (GAAP)	(4.00)%	0.78 %	0.63 %	(0.94)%	(0.22)%
Comparable return on average assets (non-GAAP)	0.95 %	0.78 %	0.63 %	0.70 %	0.38 %
Return on average equity					
Average stockholders' equity	435,660	439,950	435,070	435,660	435,070
Return on average equity (GAAP)	(36.54)%	6.79 %	5.48 %	(8.19)%	(1.93)%
Comparable return on average equity (non-GAAP)	8.74 %	6.79 %	5.48 %	6.07 %	3.34 %
Efficiency ratio					
Efficiency ratio (GAAP)	(60.40)%	68.94 %	65.53 %	254.62 %	112.62 %
Comparable efficiency ratio (non-GAAP)	63.01 %	68.94 %	65.53 %	70.21 %	77.30 %

See complete Reconciliation of GAAP and Non-GAAP Financial Measures below

Related non-GAAP tax benefit calculated using blended statutory rate of 29.5636%

- The Bank continues to proactively identify and manage credit risk within the loan portfolio, as demonstrated by improvements in both classified loans (1.51% of total loans, compared to 2.36% last quarter) and non-accrual (1.27% of total loans, compared to 1.51% last quarter). Fourth quarter charge-offs were insignificant at $64 thousand.

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- There was a provision of $300 thousand for credit losses on loans in the fourth quarter due to growth and changes in economic factors compared to no provision in the prior quarter. The allowance for credit losses was 1.42% of total loans at quarter end compared to 1.43% last quarter. In addition, there was a provision for credit loss on unfunded commitments of $185 thousand due to growth in loan commitments.

- Capital was above well-capitalized regulatory thresholds with total risk-based capital ratios of 15.25% and 13.90% as of December 31, 2025 for Bancorp and the Bank, respectively, compared to 16.13% and 15.11% as of September 30, 2025. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.35% at December 31, 2025, and the Bank's TCE ratio was 8.59%.

- The Board of Directors declared a cash dividend of $0.25 per share on January 22, 2026, which was the 83rd consecutive quarterly dividend paid by Bancorp. The dividend is payable on February 12, 2026 to shareholders of record at the close of business on February 5, 2026.

“The investment grade ratings we received from Kroll Bond Rating Agency and the related successful issuance of $45 million in subordinated notes to support our balance sheet repositioning demonstrate the strength of our financial position and reinforce our positive growth outlook,” said Chief Financial Officer Dave Bonaccorso. “We look forward to utilizing some of the incremental profitability to invest in hiring, technology, and other efficiency initiatives to continue driving earnings growth and shareholder value."

Loans and Credit Quality

Loans increased by $30.5 million for the fourth quarter and totaled $2.121 billion as of December 31, 2025 compared to $2.090 billion as of September 30, 2025. Fourth quarter new fundings of $106.5 million were the highest since 2015, excluding PPP loans.

Loans increased by $37.6 million from $2.083 billion as of December 31, 2024, and was mainly due to a $92.7 million increase in commercial non-owner occupied real estate loans, offset by a decrease of $32.6 million in residential real estate loans.

As indicated in the loan roll forward table below, newly funded loans for the fourth quarter of 2025 increased by 54% quarter over quarter and by 79% year over year.

	Three months ended			Year ended	
(in millions; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Gross loans beginning balance	$ 2,090.4	$ 2,073.6	$ 2,090.1	$ 2,083.3	$ 2,073.7
Newly funded	106.5	69.0	47.1	273.5	152.6
New total commitments[1]	*141.0*	*100.0*	*69.4*	*373.5*	*268.8*
Purchased	—	—	—	—	34.9
Net increase (decrease) in line of credit utilization	1.3	2.5	3.2	(2.8)	29.1
Pay-downs, maturities and charge offs	(49.8)	(33.9)	(36.7)	(145.7)	(120.6)
Amortization	(27.5)	(20.8)	(20.4)	(87.4)	(86.4)
Gross loans ending balance	$ 2,120.9	$ 2,090.4	$ 2,083.3	$ 2,120.9	$ 2,083.3

[1] New total commitments includes both newly funded loans and new unfunded commitments

Non-accrual loans totaled $26.9 million, or 1.27% of the loan portfolio, at December 31, 2025, compared to $31.5 million, or 1.51%, at September 30, 2025. The $4.6 million decrease resulted from a $3.6 million payoff on a commercial relationship which included fees and interest recovery of $667 thousand. Additionally, there was a $500 thousand decrease due to risk rating improvements and a $500 thousand decrease due to net paydowns during the fourth quarter of 2025. Of the total non-accrual loans as of December 31, 2025, approximately 68% were paying as agreed, 97% were real estate secured, and all are being closely managed and monitored.

We continue to closely monitor our portfolio for signs of potential weakness to ensure proactive risk management and actively work towards a resolution on our classified loans. Classified loans decreased by $17.3 million to $32.1 million as of December 31, 2025, compared to $49.4 million as of September 30, 2025. The decrease was largely due to upgrades of $12.8 million and payoffs of $4.4 million during the fourth quarter. Downgrades to classified during the quarter were nominal consisting of six small loans totaling approximately $578 thousand.

Accruing loans past due 30 to 89 days totaled $2.8 million at December 31, 2025, down from $11.0 million at September 30, 2025.

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Loans designated special mention, which are not considered adversely classified, increased by $29.5 million to $118.0 million as of December 31, 2025, from $88.5 million as of September 30, 2025. The increase was largely due to the downgrade of $34.5 million to special mention from pass/watch and the upgrade of $12.8 million from classified. This was offset by upgrades to pass/watch of $7.0 million, payoffs of $6.0 million and paydowns of $4.8 million. All loans in this category continue to pay as agreed. Net charge-offs for the fourth quarter of 2025 totaled $64 thousand, compared to none in the prior quarter. There was a provision of $300 thousand for credit losses on loans in the fourth quarter due primarily to loan growth and modest deterioration in the economic forecast, compared to no provision in the prior quarter. The ratio of allowance for credit losses to total loans was 1.42% at December 31, 2025, compared to 1.43% at September 30, 2025. There was a provision for credit losses on unfunded loan commitments of $185 thousand in the fourth quarter of 2025 due to growth in loan commitments of $20.8 million primarily from new originations. There was no provision for credit losses on unfunded loan commitments in the third quarter of 2025. Cash, Cash Equivalents and Restricted Cash Total cash, cash equivalents and restricted cash were $225.3 million at December 31, 2025, compared to $219.3 million at September 30, 2025. The $6.0 million increase was mainly a result of the growth in deposits and the receipt of the $43.8 million in subordinated notes, net of issuance costs, partially offset by the increase in loans and investment purchases. Investments The investment securities portfolio totaled $1.328 billion at December 31, 2025, a decrease of $27.5 million from September 30, 2025. On November 3, 2025, the Bank reclassified its HTM portfolio into AFS and sold securities with a book value of $593.2 million at a pre-tax loss of $69.5 million. Also reducing the total balance were principal repayments and maturities totaling $52.6 million and $20.1 million, respectively, and an $18.4 million increase in unrealized losses on available-for-sale securities, $11.7 million of which was related to reclassifying the HTM securities to AFS. These were offset by purchases of $647.0 million in AFS securities and $9.8 million in net accretion/amortization of discounts/premiums. Our portfolio is eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolio is comprised of high credit quality investments with an average effective duration of 2.95. The portfolio generates cash flows monthly from interest, principal amortization and payoffs, which further supports the Bank's liquidity. Those cash flows totaled $84.2 million and $42.3 million in the fourth and third quarters of 2025, respectively. Deposits Deposits totaled $3.416 billion at December 31, 2025, compared to $3.383 billion at September 30, 2025. The increase in deposits was mostly due to a mixture of new relationships and growth within existing ones. Non-interest bearing deposits made up 43.7% of total deposits as of December 31, 2025, compared to 43.1% as of September 30, 2025. The Bank's competitive and balanced approach to relationship management including focused outreach and business development generated almost 1,000 new accounts during the fourth quarter, 45% of which were new relationships (excluding new reciprocal accounts). Balances in the reciprocal deposit network program increased $11.9 million during the quarter to $509.1 million, and estimated uninsured deposits consisted of 31% of total deposits as of December 31, 2025. Borrowing and Liquidity At December 31, 2025, the Bank had no outstanding borrowings, consistent with September 30, 2025. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities, and total available 4 borrowing capacity, were $2.148 billion, or 63% of total deposits and 204% of estimated uninsured and/or uncollateralized deposits as of December 31, 2025. The following table details the components of our contingent liquidity sources as of December 31, 2025. (in millions) Total Available Amount Used Net Availability Internal Sources Unrestricted cash 1 $ 206.6 N/A $ 206.6 Unencumbered securities at market value 489.6 N/A 489.6 External Sources FHLB line of credit 967.2 $ — 967.2 FRB line of credit 344.7 — 344.7 Lines of credit at correspondent banks 140.0 — 140.0 Total Liquidity $ 2,148.1 $ — $ 2,148.1 1 Excludes cash items in transit as of December 31, 2025. Note: Off-balance sheet one-way deposits totaling $51.2 million available through third-party networks are not included above. Subordinated Notes During the fourth quarter, Bancorp issued Fixed-to-Floating Subordinated Notes of $45.0 million with a final maturity date of December 1, 2035, to certain investors in a private placement to strengthen capital ratios as part of the balance sheet repositioning. The interest rate of the Bank’s subordinated notes is 6.75%, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2026. After December 1, 2030, the interest rate will be variable and equal Three-Month Term SOFR plus 335 basis points, resetting quarterly. Capital Resources The total risk-based capital ratio for Bancorp was 15.25% at December 31, 2025, compared to 16.13% at September 30, 2025. The total risk-based capital ratio for the Bank was 13.90% at December 31, 2025, compared to 15.11% at September 30, 2025. Bancorp's tangible common equity to tangible assets was 8.35% at December 31, 2025, compared to 9.72% at September 30, 2025. The TCE ratio decreased quarter over quarter mostly due to the increase in unrealized losses attributed to the HTM securities reclassification and the subsequent loss from sale of securities. The Bank's capital plan and point-in-time capital stress tests indicate that capital ratios will remain above well-capitalized regulatory and internal policy minimums throughout the five-year forecast horizon and across various stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases. Earnings Net Interest Income Net interest income totaled $31.2 million for the fourth quarter of 2025, compared to $28.2 million for the prior quarter. The $3.0 million increase from the prior quarter was primarily related to an increase of $2.1 million in interest income on investment securities due to the balance sheet repositioning. Also contributing to the variance was an increase of $874 thousand in interest income on loans due to growth at higher rates and the $667 thousand in recovered interest on the non-accrual payoff in the quarter noted above, as well as the reduction of $598 thousand in interest expense on deposits due to strategic rate decreases. These were partially offset by the increase in interest expense on the new subordinated notes of $368 thousand and the decrease in interest income on cash balances of $202 thousand mostly due to a decline in the rate paid on balances at the Federal Reserve Bank. Net interest income totaled $110.2 million for the year ended December 31, 2025, compared to $94.7 million in 2024. The $15.6 million increase from the prior year was primarily due to an increase of $5.4 million in interest income on investment securities due to the repositionings. Also contributing to the variance was the reduction of $4.6 million in interest expense on deposits due to strategic rate decreases. Interest income on loans and cash balances also increased significantly by $2.9 million and $2.8 million, respectively. These were partially offset by the increase in interest expense on the new subordinated notes of $368 thousand. 5

The tax-equivalent net interest margin was 3.32% for the fourth quarter of 2025, compared to 3.08% for the prior quarter. The increase from the prior quarter was primarily due to the increase in yield on the investment securities due to the repositioning and the reduction in cost of deposits, contributing 19 and 9 basis points, respectively. Increases in loans at higher rates in the quarter added 3 basis points, as well. These were partially offset by the addition of subordinated notes in the quarter and the reduction in earnings on due from banks resulting from both lower average balances and lower rates given the Federal Funds rate cuts, reducing the margin by 4 and 3 basis points, respectively. The tax-equivalent net interest margin was 3.06% for 2025, compared to 2.63% for 2024. Higher yields on investment securities and loans increased the margin by 15 and 8 basis points, respectively. Higher deposit balances at significantly reduced deposit costs contributed to a 13 basis point improvement. In addition, the significant interest-bearing cash balance added 7 basis points, despite rate reductions later in 2025. Non-Interest Income Non-interest income showed a loss of $66.6 million for the fourth quarter of 2025, compared to income of $2.7 million for the third quarter of 2025. The $69.4 million decrease from the prior quarter was primarily attributed to the $69.5 million loss taken on the sale of securities mentioned above. There were no other notable variances in the quarter. Non-interest income excluding the loss on sale was $2.8 million. Non-interest income showed a loss of $76.7 million for 2025, a $55.3 million decrease from a loss of $21.4 million for 2024. The decrease in 2025 was primarily due to the $55.7 million change in net loss on sale of available-for- sale investment securities in 2025 and 2024 related to our balance sheet repositionings previously discussed. Excluding losses on sale of securities in both years, non-interest income increased by $371 thousand, which included a $306 thousand year-over-year increase in earnings on bank-owned life insurance death benefits. Non-Interest Expense Non-interest expenses totaled $21.4 million for the fourth quarter of 2025, compared to $21.3 million for the prior quarter, an increase of $95 thousand. Deposit network fees increased by $369 thousand due to rising volume and rate and professional services increased by $226 thousand mainly due to increased performance of annual audit work in the quarter. Salaries and related benefits decreased by $645 thousand largely due to incentive bonus and profit sharing accrual adjustments. Non-interest expenses increased $3.7 million to $85.5 million in 2025 from $81.8 million in 2024. Significant fluctuations were as follows: • Salaries and employee benefits increased by $2.8 million primarily driven by an increase of $2.4 million in accrued incentive bonus and profit sharing accrual expense in 2025. The prior year reflected incentive bonus and profit sharing accrual expense reductions due to lower anticipated payouts for 2023. Other drivers were increased health benefit insurance costs of $386 thousand and higher stock based compensation expense of $186 thousand, offset by higher deferred loan origination costs of $391 thousand in 2025. • Deposit network fees increased by $1.1 million. • Professional services expenses decreased by $828 thousand, mainly from the legal resolution of a Private Attorneys General Act / putative class action lawsuit of $615 thousand in the prior year and a decrease of $193 thousand in other professional fees in 2025. 6

Statement Regarding Use of Non-GAAP Financial Measures

Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given industry turmoil that largely began in the first quarter of 2023, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital remaining after a hypothetical liquidation of the entire securities portfolio. In addition, management believes that providing selected financial measures excluding the loss on sale of securities discussed above is useful to investors as the strategic short-term loss taken for expected long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this or any other non-GAAP measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)		December 31, 2025	September 30, 2025	December 31, 2024
Tangible Common Equity - Bancorp				
Total stockholders' equity		$ 394,654	$ 443,818	$ 435,407
Goodwill and core deposit intangible		(74,670)	(74,882)	(75,546)
Total TCE	a	319,984	368,936	359,861
Unrealized losses on HTM securities, net of tax[1]		—	(68,192)	(89,171)
Unrealized losses on HTM securities included in AOCI, net of tax[2]		—	6,952	7,701
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$ 319,984	$ 307,696	$ 278,391
Total assets		$ 3,904,778	$ 3,869,021	$ 3,701,335
Goodwill and core deposit intangible		(74,670)	(74,882)	(75,546)
Total tangible assets	c	3,830,108	3,794,139	3,625,789
Unrealized losses on HTM securities, net of tax[1]		—	(68,192)	(89,171)
Unrealized losses on HTM securities included in AOCI, net of tax[2]		—	6,952	7,701
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$ 3,830,108	$ 3,732,899	$ 3,544,319
Bancorp TCE ratio	a / c	8.4 %	9.7 %	9.9 %
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	8.4 %	8.2 %	7.9 %
Tangible Book Value Per Share				
Common shares outstanding	e	16,103	16,095	16,089
Book value per share		$ 24.51	$ 27.57	$ 27.06
Tangible book value per share	a / e	$ 19.87	$ 22.92	$ 22.37

[1] Unrealized losses on held-to-maturity securities as of December 31, 2025 were zero as all were transferred to available-for-sale in the fourth quarter. Unrealized losses on held-to-maturity securities as of September 30, 2025 and December 31, 2024 were $96.8 million and $126.6 million, respectively, including the unrealized losses that resulted from the transfer of securities from AFS to HTM, net of an estimated $28.6 million and $37.4 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56%.

[2] The remaining unrealized losses that resulted from the transfer of securities from AFS to HTM, as of September 30, 2025 and December 31, 2024, net of an estimated $2.9 million and $3.2 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56% are added back as they are already included in AOCI.

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(in thousands, except per share amounts; unaudited)	Three months ended			Year ended	
Pre-tax, pre-provision net (loss) income	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
(Loss) income before (benefit from) provision for income taxes	$ (57,375)	$ 9,610	$ 9,645	$ (52,483)	$ (13,835)
Provision for credit losses on loans	300	—	—	375	5,550
Provision for (reversal of) credit losses on unfunded loan commitments	185	—	—	185	(233)
Pre-tax, pre-provision net (loss) income (GAAP)	$ (56,890)	$ 9,610	$ 9,645	$ (51,923)	$ (8,518)
Adjustments:					
Losses on sale of investment securities from portfolio repositioning	69,466	—	—	88,202	32,541
Comparable pre-tax, pre-provision net income (non-GAAP)	$ 12,576	$ 9,610	$ 9,645	$ 36,279	$ 24,023
Net (loss) income					
Net (loss) income (GAAP)	$ (39,541)	$ 7,526	$ 6,001	$ (35,675)	$ (8,409)
Adjustments:					
Losses (gains) on sale of investment securities from portfolio repositioning	69,466	—	—	88,202	32,541
Related income tax benefit[1]	(20,534)	—	—	(26,073)	(9,619)
Adjustments, net of taxes	48,932	—	—	62,129	22,922
Comparable net income (non-GAAP)	$ 9,391	$ 7,526	$ 6,001	$ 26,454	$ 14,513
Diluted (loss) earnings per share					
Weighted average diluted shares	15,898	15,934	15,967	15,942	16,042
Diluted (loss) earnings per share (GAAP)	$ (2.49)	$ 0.47	$ 0.38	$ (2.24)	$ (0.52)
Comparable diluted earnings per share (non-GAAP)	$ 0.59	$ 0.47	$ 0.38	$ 1.66	$ 0.90
Return on average assets					
Average assets	$ 3,926,118	$ 3,828,876	$ 3,769,599	$ 3,805,821	$ 3,773,882
Return on average assets (GAAP)	(4.00)%	0.78 %	0.63 %	(0.94)%	(0.22)%
Comparable return on average assets (non-GAAP)	0.95 %	0.78 %	0.63 %	0.70 %	0.38 %
Return on average equity					
Average stockholders' equity	$ 435,660	$ 439,950	$ 435,070	$ 435,660	$ 435,070
Return on average equity (GAAP)	(36.54)%	6.79 %	5.48 %	(8.19)%	(1.93)%
Comparable return on average equity (non-GAAP)	8.74 %	6.79 %	5.48 %	6.07 %	3.34 %
Efficiency ratio					
Non-interest expense	$ 21,423	$ 21,328	$ 18,338	$ 85,505	$ 81,818
Net interest income	$ 31,181	$ 28,193	$ 25,230	$ 110,232	$ 94,660
Non-interest income (GAAP)	$ (66,648)	$ 2,745	$ 2,753	$ (76,650)	$ (21,360)
Losses (gains) on sale of investment securities from portfolio repositioning	69,466	—	—	88,202	32,541
Non-interest income (non-GAAP)	$ 2,818	$ 2,745	$ 2,753	$ 11,552	$ 11,181
Efficiency ratio (GAAP)	(60.40)%	68.94 %	65.53 %	254.62 %	112.62 %
Comparable efficiency ratio (non-GAAP)	63.01 %	68.94 %	65.53 %	70.21 %	77.30 %

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Share Repurchase Program On July 24, 2025, the Board of Directors approved the adoption of Bancorp's share repurchase program for up to $25.0 million, that became effective July 24, 2025 and expires on July 31, 2027. There were no share repurchases in the fourth quarter of 2025. Earnings Call and Webcast Information Bank of Marin Bancorp (Nasdaq: BMRC) will present its fourth quarter and year-end 2025 earnings call on Monday, January 26, 2026 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay. About Bank of Marin Bancorp Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.9 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Bank of Marin was ranked the #1 west coast deposit franchise and #4 nationwide in 2025, by S&P Global Market Intelligence, for best deposit franchise among banks with total assets between $3 billion and $10 billion. Specializing in providing legendary service to its clients and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024, ranked top 13 in Sacramento Business Journal’s 2025 Corporate Direct Giving List, ranked top 15 in Sacramento Business Journal’s 2025 Multifamily Mortgage Lenders List and voted “Best Places to Work” in 2025 by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com. Forward-Looking Statements This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by the Trump administration's approach to tariffs and trade, acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. 9

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts; unaudited)	Three months ended December 31, 2025	Three months ended September 30, 2025	Years ended December 31, 2025	Years ended December 31, 2024
Selected operating data and performance ratios:				
Net (loss) income	$ (39,541)	$ 7,526	$ (35,675)	$ (8,409)
Diluted (loss) earnings per common share	$ (2.49)	$ 0.47	$ (2.24)	$ (0.52)
Return on average assets	(4.00)%	0.78 %	(0.94)%	(0.22)%
Return on average equity	(36.79)%	6.79 %	(8.19)%	(1.93)%
Efficiency ratio	(60.40)%	68.94 %	254.62 %	112.62 %
Tax-equivalent net interest margin	3.32 %	3.08 %	3.06 %	2.63 %
Cost of deposits	1.19 %	1.29 %	1.26 %	1.41 %
Cost of funds	1.22 %	1.29 %	1.27 %	1.42 %
Net charge-offs	$ 64	$ —	$ 941	$ 66
Net charge-offs to average loans	NM	NM	0.05 %	NM

(in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
Selected financial condition data:			
Total assets	$ 3,904,778	$ 3,869,021	$ 3,701,335
Loans:			
Commercial and industrial	$ 159,898	$ 154,303	$ 152,263
Real estate:			
Commercial owner-occupied	310,219	313,996	321,962
Commercial non--owner occupied	1,366,251	1,324,263	1,273,596
Construction	15,101	15,869	36,970
Home equity	99,222	95,872	88,325
Other residential	110,614	122,924	143,207
Installment and other consumer loans	59,548	63,127	66,933
Total loans	$ 2,120,853	$ 2,090,354	$ 2,083,256
Non-accrual loans: [1]			
Commercial and industrial	$ 524	$ 3,488	$ 2,845
Real estate:			
Commercial owner-occupied	315	1,488	1,537
Commercial non-owner occupied	25,387	25,701	28,525
Home equity	401	553	752
Other residential	72	74	—
Installment and other consumer loans	204	185	222
Total non-accrual loans	$ 26,903	$ 31,489	$ 33,881
Classified loans (graded substandard and doubtful)	$ 32,111	$ 49,379	$ 45,104
Classified loans as a percentage of total loans	1.51 %	2.36 %	2.17 %
Total accruing loans 30-89 days past due	$ 2,843	$ 10,983	$ 2,231
Total loans 90 days or more past due and accruing interest [1]	$ —	$ 290	$ —
Allowance for credit losses to total loans	1.42 %	1.43 %	1.47 %
Allowance for credit losses to non-accrual loans	1.12x	0.95x	0.90x
Non-accrual loans to total loans	1.27 %	1.51 %	1.63 %
Total deposits	$ 3,415,542	$ 3,382,576	$ 3,220,015
Loan-to-deposit ratio	62.09 %	61.80 %	64.70 %
Stockholders' equity	$ 394,654	$ 443,818	$ 435,407
Book value per share	$ 24.51	$ 27.58	$ 27.06
Tangible book value per share	$ 19.87	$ 22.92	$ 22.37
Tangible common equity to tangible assets- Bank	8.59 %	9.04 %	9.64 %
Tangible common equity to tangible assets- Bancorp	8.35 %	9.72 %	9.93 %
Total risk-based capital ratio - Bank	13.90 %	15.11 %	16.13 %
Total risk-based capital ratio - Bancorp	15.25 %	16.13 %	16.54 %
Full-time equivalent employees	312	304	285

[1] There were no non-performing loans over 90 days past due and accruing interest as of December 31, 2025, September 30, 2025 and December 31, 2024.

NM - Not meaningful.

10

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION As of December 31, 2025, September 30, 2025 and December 31, 2024 (in thousands, except share data; unaudited) December 31, 2025 September 30, 2025 December 31, 2024 Assets Cash, cash equivalents and restricted cash $ 225,303 $ 219,333 $ 137,304 Investment securities: Held-to-maturity (at amortized cost, net of zero allowance for credit losses at December 31, 2025, September 30, 2025 and December 31, 2024 ) — 811,751 879,199 Available-for-sale (at fair value; amortized cost of $1,353,961, $551,311 and $419,292 at December 31, 2025, September 30, 2025 and December 31, 2024, respectively; net of zero allowance for credit losses at December 31, 2025, September 30, 2025 and December 31, 2024) 1,327,812 543,605 387,534 Total investment securities 1,327,812 1,355,356 1,266,733 Loans, at amortized cost 2,120,853 2,090,354 2,083,256 Allowance for credit losses on loans (30,089) (29,853) (30,656) Loans, net of allowance for credit losses on loans 2,090,764 2,060,501 2,052,600 Goodwill 72,754 72,754 72,754 Bank-owned life insurance 71,306 70,866 71,026 Operating lease right-of-use assets 22,499 17,188 19,025 Bank premises and equipment, net 8,059 7,581 6,832 Core deposit intangible, net 1,916 2,128 2,792 Interest receivable and other assets 84,365 63,314 72,269 Total assets $ 3,904,778 $ 3,869,021 $ 3,701,335 Liabilities and Stockholders' Equity Liabilities Deposits: Non-interest bearing $ 1,492,249 $ 1,458,230 $ 1,399,900 Interest bearing: Transaction accounts 179,649 185,485 198,301 Savings accounts 232,109 224,642 225,691 Money market accounts 1,305,849 1,297,703 1,153,746 Time accounts 205,686 216,516 242,377 Total deposits 3,415,542 3,382,576 3,220,015 Borrowings and other obligations 709 57 154 Subordinated notes, net 43,857 — — Operating lease liabilities 24,747 19,528 21,509 Interest payable and other liabilities 25,269 23,042 24,250 Total liabilities 3,510,124 3,425,203 3,265,928 Stockholders' Equity Preferred stock, no par value; authorized - 5,000,000 shares, none issued — — — Common stock, no par value; authorized - 30,000,000 shares; issued and outstanding - 16,102,687, 16,094,686 and 16,089,454 at December 31, 2025, September 30, 2025 and December 31, 2024, respectively 214,909 214,467 215,511 Retained earnings 198,163 241,727 249,964 Accumulated other comprehensive loss, net of tax (18,418) (12,376) (30,068) Total stockholders' equity 394,654 443,818 435,407 Total liabilities and stockholders' equity $ 3,904,778 $ 3,869,021 $ 3,701,335 11

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands, except per share amounts; unaudited)	Three months ended December 31, 2025	Three months ended September 30, 2025	Three months ended December 31, 2024	Years ended December 31, 2025	Years ended December 31, 2024
Interest income					
Interest and fees on loans	$ 27,128	$ 26,254	$ 25,872	$ 104,426	$ 101,484
Interest on investment securities	11,937	9,846	8,377	38,467	33,075
Interest on federal funds sold and due from banks	2,767	2,969	2,227	9,535	6,714
Total interest income	41,832	39,069	36,476	152,428	141,273
Interest expense					
Interest on interest-bearing transaction accounts	191	328	327	1,213	1,201
Interest on savings accounts	609	600	556	2,329	2,003
Interest on money market accounts	7,961	8,376	8,110	31,841	33,914
Interest on time accounts	1,516	1,571	2,252	6,436	9,254
Interest on borrowings and other obligations	6	1	1	9	241
Interest on subordinated notes	368	—	—	368	—
Total interest expense	10,651	10,876	11,246	42,196	46,613
Net interest income	31,181	28,193	25,230	110,232	94,660
Provision for credit losses on loans	300	—	—	375	5,550
Provision for (reversal of) credit losses on unfunded loan commitments	185	—	—	185	(233)
Net interest income after provision for (reversal of) credit losses	30,696	28,193	25,230	109,672	89,343
Non-interest income					
Wealth management and trust services	573	564	576	2,312	2,420
Service charges on deposit accounts	543	547	551	2,188	2,164
Earnings on bank-owned life insurance, net	440	434	432	1,779	1,714
Debit card interchange fees, net	401	405	426	1,612	1,701
Dividends on Federal Home Loan Bank stock	372	366	370	1,475	1,478
Merchant interchange fees, net	104	87	80	377	324
Earnings on bank-owned life insurance death benefits	—	—	—	306	—
(Losses) gains on sales of investment securities, net	(69,466)	—	—	(88,202)	(32,541)
Other income	385	342	318	1,503	1,380
Total non-interest income	(66,648)	2,745	2,753	(76,650)	(21,360)
Non-interest expense					
Salaries and employee benefits	11,359	12,004	9,413	47,458	44,683
Occupancy and equipment	2,098	2,079	2,127	8,509	8,242
Deposit network fees	1,527	1,158	838	4,671	3,526
Professional services	1,341	1,115	1,129	4,301	5,129
Data processing	1,033	1,116	1,096	4,326	4,222
Federal Deposit Insurance Corporation insurance	539	459	420	1,807	1,863
Information technology	532	538	432	2,046	1,686
Depreciation and amortization	331	291	341	1,264	1,466
Directors' expense	283	249	297	1,115	1,213
Amortization of core deposit intangible	211	217	237	875	975
Charitable contributions	82	56	30	657	677
Other expense	2,087	2,046	1,978	8,476	8,136
Total non-interest expense	21,423	21,328	18,338	85,505	81,818
(Loss) income before provision for income taxes	(57,375)	9,610	9,645	(52,483)	(13,835)
(Benefit from) provision for income taxes	(17,834)	2,084	3,644	(16,808)	(5,426)
Net (loss) income	**$ (39,541)**	**$ 7,526**	**$ 6,001**	**$ (35,675)**	**$ (8,409)**
Net (loss) income per common share:					
Basic	$ (2.49)	$ 0.47	$ 0.38	$ (2.24)	$ (0.52)
Diluted	$ (2.49)	$ 0.47	$ 0.38	$ (2.24)	$ (0.52)
Weighted average common shares:					
Basic	15,898	15,907	15,941	15,942	16,042
Diluted	15,898	15,934	15,967	15,942	16,042
Comprehensive (loss) income:					
Net (loss) income	$ (39,541)	$ 7,526	$ 6,001	$ (35,675)	$ (8,409)
Other comprehensive (loss) income:					
Change in net unrealized losses on available-for-sale securities	4,933	2,514	(6,880)	10,250	(2,848)
Reclassification adjustment for losses on available-for-sale securities included in net income	69,466	—	—	88,202	32,541
Reclassification adjustment for losses for fair value hedges	—	—	1,444	—	1,359
Net unrealized losses on securities transferred from held-to-maturity to available-for-sale	(92,842)	—	—	(92,842)	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	9,867	360	355	10,932	1,504
Other comprehensive (loss) income, before tax	(8,576)	2,874	(5,081)	16,542	32,556
Deferred tax (benefit) expense	(2,533)	850	(1,501)	4,893	9,618
Other comprehensive (loss) income, net of tax	(6,043)	2,024	(3,580)	11,649	22,938
Total comprehensive (loss) income	**$ (45,584)**	**$ 9,550**	**$ 2,421**	**$ (24,026)**	**$ 14,529**

12

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

(dollars in thousands; unaudited)	Three months ended December 31, 2025 Average Balance	Interest Income/ Expense	Yield/ Rate	Three months ended September 30, 2025 Average Balance	Interest Income/ Expense	Yield/ Rate	Three months ended December 31, 2024 Average Balance	Interest Income/ Expense	Yield/ Rate
Assets									
Interest-earning deposits with banks [1]	$ 278,508	$ 2,767	3.89 %	$ 266,559	$ 2,969	4.36 %	$ 183,597	$ 2,227	4.75 %
Investment securities [2, 3]	1,332,104	11,988	3.60 %	1,261,275	9,898	3.14 %	1,281,545	8,443	2.64 %
Loans [1, 3, 4, 5]	2,080,328	27,252	5.13 %	2,071,049	26,361	4.98 %	2,081,781	25,979	4.88 %
Total interest-earning assets [1]	3,690,940	42,007	4.45 %	3,598,883	39,228	4.27 %	3,546,923	36,649	4.04 %
Cash and non-interest-bearing due from banks	39,133			34,856			36,762		
Bank premises and equipment, net	8,192			7,599			6,936		
Interest receivable and other assets, net	187,853			187,538			178,978		
Total assets	**$ 3,926,118**			**$ 3,828,876**			**$ 3,769,599**		
Liabilities and Stockholders' Equity									
Interest-bearing transaction accounts	$ 177,223	$ 191	0.43 %	$ 189,371	$ 328	0.69 %	$ 183,640	$ 327	0.71 %
Savings accounts	226,349	609	1.07 %	221,781	600	1.07 %	223,978	556	0.99 %
Money market accounts	1,311,542	7,961	2.41 %	1,294,479	8,376	2.57 %	1,167,242	8,110	2.76 %
Time accounts, including CDARS	210,310	1,516	2.86 %	220,242	1,571	2.83 %	257,096	2,252	3.49 %
Borrowings and other obligations [1]	726	6	3.62 %	62	1	4.08 %	168	1	2.52 %
Subordinate notes	20,588	368	7.16 %	—	—	— %	—	—	— %
Total interest-bearing liabilities	1,946,738	10,651	2.17 %	1,925,935	10,876	2.24 %	1,832,124	11,246	2.44 %
Demand accounts	1,506,847			1,419,872			1,452,966		
Interest payable and other liabilities	46,139			43,119			48,547		
Stockholders' equity	426,394			439,950			435,962		
Total liabilities & stockholders' equity	**$ 3,926,118**			**$ 3,828,876**			**$ 3,769,599**		
Tax-equivalent net interest income/margin [1,3]		$ 31,356	3.32 %		$ 28,352	3.08 %		$ 25,403	2.80 %
Reported net interest income/margin [1]		$ 31,181	3.31 %		$ 28,192	3.07 %		$ 25,229	2.78 %
Tax-equivalent net interest rate spread			2.28 %			2.02 %			1.60 %

(dollars in thousands; unaudited)	Year ended December 31, 2025 Average Balance	Interest Income/ Expense	Yield/ Rate	Year ended December 31, 2024 Average Balance	Interest Income/ Expense	Yield/ Rate
Assets						
Interest-earning deposits with banks [1]	$ 222,747	$ 9,535	4.22 %	$ 128,752	$ 6,714	5.13 %
Investment securities [2, 3]	1,283,380	38,710	3.02 %	1,361,859	33,349	2.45 %
Loans [1, 3, 4, 5]	2,074,565	104,870	4.99 %	2,074,971	101,912	4.83 %
Total interest-earning assets [1]	3,580,692	153,115	4.22 %	3,565,582	141,975	3.92 %
Cash and non-interest-bearing due from banks	37,299			36,692		
Bank premises and equipment, net	7,474			7,310		
Interest receivable and other assets, net	180,356			164,298		
Total assets	$ 3,805,821			**$ 3,773,882**		
Liabilities and Stockholders' Equity						
Interest-bearing transaction accounts	$ 186,216	$ 1,213	0.65 %	$ 193,456	$ 1,201	0.62 %
Savings accounts	224,428	2,329	1.04 %	227,061	2,003	0.88 %
Money market accounts	1,257,049	31,841	2.53 %	1,155,016	33,914	2.94 %
Time accounts, including CDARS	219,135	6,436	2.94 %	262,482	9,254	3.53 %
Borrowings and other obligations [1]	253	9	3.53 %	4,628	241	5.13 %
Subordinated notes	5,189	368	7.10 %	—	—	— %
Total interest-bearing liabilities	1,892,270	42,196	2.23 %	1,842,643	46,613	2.53 %
Demand accounts	1,433,223			1,448,346		
Interest payable and other liabilities	44,668			47,823		
Stockholders' equity	435,660			435,070		
Total liabilities & stockholders' equity	**$ 3,805,821**			**$ 3,773,882**		
Tax-equivalent net interest income/margin [1,3]		$ 110,919	3.06 %		$ 95,362	2.63 %
Reported net interest income/margin [1]		$ 110,232	3.04 %		$ 94,660	2.61 %
Tax-equivalent net interest rate spread			1.99 %			1.39 %

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.

[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2025 and 2024.

[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination (costs) fees included in interest income totaled \$(1.7) million, \$(1.6) million, and \$(1.3) million in 2025, 2024, and 2023, respectively.

13